Exhibit 99.1
Atlantic BancGroup, Inc. announces third quarter 2008 results.

JACKSONVILLE BEACH, FLORIDA, November 14, 2008

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announced today its third quarter 2008 results.

Oceanside Bank remains well capitalized under current regulatory guidelines, despite Atlantic BancGroup posting a net loss for the quarter ended September 30, 2008 of $839,000, a decline from consolidated net income of $201,000 in the same period of 2007.  For the three months ended September 30, 2008, the Company had a $0.68 loss per diluted share, as compared with $0.16 earnings per diluted share for the same period of 2007.  “Our results for the third quarter are a reflection of the economic downturn in our local market and depressed real estate values.  Recent national and international events that disrupted financial and credit markets will continue to affect our cost of funds and net interest margins.  We continue to maintain a close watch on asset quality as the real estate market struggles to find a settling point.  Management believes that the Jacksonville Beaches market will be resilient and the general economy will recover,” stated Chief Executive Officer Barry W. Chandler.

The results for the third quarter of 2008 included additional reserves to offset loan charge-offs, recent real estate foreclosures, the effects from the slowdown in real estate activity and sales on borrowers engaged in real estate development and continued declines in the underlying collateral values of loans secured by real estate.  During the third quarter, the bank added $1,735,000 to our allowance for loan losses, as compared with $410,000 added in the third quarter of 2007.  The cost to manage the loan portfolio and carry foreclosed assets increased with direct expenses for foreclosed assets and related net losses charged to operations totaling $66,000 for the quarter ended September 30, 2008, as compared with none in the same period of 2007. Other related costs such as collection, legal and audit expenses also increased in 2008 over 2007.

Mr. Chandler continued, “consolidated total assets at September 30, 2008, were $263.0 million, an increase of 1.9% over September 30, 2007.  Consolidated deposits and consolidated net loans grew 3.3% and 6.1% respectively, over the same period, with consolidated deposits at $208.5 million and consolidated net loans at $205.4 million at September 30, 2008.”

Atlantic BancGroup, Inc. is a publicly traded holding company, trading on the NASDAQ Capital Market, symbol ATBC.